 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2012

REGENERX BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15070	52-1253406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15245 Shady Grove Road, Suite 470 Rockville, MD	20850

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 208-9191

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 15, 2012, RegeneRx Biopharmaceuticals, Inc. (the “Company”) entered into an agreement (the “License Agreement”) with Lee’s Pharmaceutical (HK) Limited (“Lee’s”) for the license of Thymosin Beta 4-based products, including the Company’s RGN-259, RGN-352 and RGN-137 product candidates, in China, Hong Kong, Macau and Taiwan (collectively, the “Territory”). The Company is entitled to receive a payment of $200,000 from Lee’s upon the execution of the License Agreement. With these funds, together with the $200,000 the Company previously received upon execution of a term sheet with Lee’s in March 2012, the Company expects to be able to fund limited operations into August 2012, without giving effect to any other sources of funding.

Under the License Agreement, the Company is eligible to receive aggregate potential milestone payments of up to $3.6 million, consisting of (i) $500,000 upon the first commercial sale of a licensed product in China, (ii) $1.5 million upon the achievement of $50 million in aggregate commercial sales in the Territory and (iii) $1.6 million upon the achievement of $80 million in aggregate commercial sales in the Territory. In addition, the Company is eligible to receive royalties ranging from low double digit to high single digit percentages of any commercial sales of the Company’s product candidates that are the subject of the agreement. Lee’s will pay for all developmental costs associated with each product candidate. The Company will provide Tβ4 to Lee’s at no charge for a Phase 2 ophthalmic clinical trial and will provide Tβ4 to Lee’s for all other developmental and clinical work at a price equal to the Company’s cost. RegeneRx will also have the right to exclusively license any improvements made by Lee’s to RegeneRx’s products outside of the licensed territory.

The two firms will create a joint development committee to discuss and agree on the development of the licensed products and share information relating thereto. Both companies will also share all non-clinical and clinical data and other information related to development of the licensed product candidates.

Sigma-Tau Finanziaria S.p.A, together with its subsidiaries and its affiliates, beneficially own approximately 25.9% of Lee’s and 38.6% of the Company. Mauro Bove is a member of the board of directors of both companies.

The foregoing summary of the License Agreement is not complete and is qualified in its entirety by reference to the full text of the License Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

Item 7.01. Regulation FD Disclosure.

On July 16, 2012, the Company issued a press release announcing the execution of the License Agreement. A copy of this press release is furnished as Exhibit 99.1 to this Current Report.

Forward-Looking Statements

Certain statements in this report are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include our forecast of the period of time through which our financial resources will be adequate to support our operations. For such statements, the Company claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from the Company’s expectations. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include risks related to uncertainties inherent in the Company’s business, including, without limitation, the risk that the milestone payments and royalties described in the this report may not be triggered, the risk that Lee’s may be unable to, or may elect not to complete the development of the product candidates in one or more of the licensed regions, the risk that the Company’s product candidates do not demonstrate safety and/or efficacy in clinical trials; risks related to the Company’s ability to obtain financing to support its operations on commercially reasonable terms; the progress, timing or success of the Company’s clinical trials; difficulties or delays in development, testing, obtaining regulatory approval for producing and marketing the Company’s product candidates; regulatory developments; the size and growth potential of the markets for the Company’s product candidates and its ability to serve those markets; the scope and validity of patent protection for the Company’s product candidates; competition from other pharmaceutical or biotechnology companies; and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including those identified in the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on April 4, 2012, and subsequent quarterly reports filed on Form 10-Q, as well as other filings it makes with the SEC. Any forward-looking statements in this report represent the Company’s views only as of the date of this report and should not be relied upon as representing its views as of any subsequent date. The Company anticipates that subsequent events and developments may cause its views to change, and the Company specifically disclaims any obligation to update this information, as a result of future events or otherwise, except as required by applicable law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description

99.1	Press Release, dated July 16, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

REGENERX BIOPHARMACEUTICALS, INC.
By:	/s/ J.J. Finkelstein
J.J. Finkelstein
President and Chief Executive Officer

Date: July 19, 2012

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Press Release, dated July 16, 2012.